Exhibit 12.1

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges*

(Unaudited)

(Expressed in thousands of United States Dollars, except ratios)

	Nine Months Ended September 30, 2003		Years Ended December 31,
			2002		2001		2000		1999		1998
Earnings
Pretax income from continued operations (before equity income)	43,858		3,697		24,616		14,053		(2,461)		8,895
Add:
Fixed charges	14,309		11,444		14,545		21,176		20,471		15,720
Amortization of Capitalized Interest	160		67		19		19		19		19
Distributed income of equity investees	1,145		—		—		—		—		—

	59,472		15,208		39,180		35,248		18,029		24,634

Less:
Interest capitalized	(628)		(3,203)		(1,600)		(503)		—		(317)

	58,844		12,005		37,580		34,745		18,029		24,317

Fixed Charges
Interest expensed	13,040		7,955		12,659		20,400		20,005		14,561
Interest capitalized	628		3,203		1,600		503		—		317
Amortization of capitalized expenses relating to indebtedness	641		286		286		273		466		842

	14,309		11,444		14,545		21,176		20,471		15,720

Ratio of Earnings to Fixed Charges	4.1	x	1.0	x	2.6	x	1.6	x	0.9	x	1.5	x
Dollar Amount (in thousands) of Deficiency in Earnings to Fixed Charges	N/A		N/A		N/A		N/A		$2,442		N/A

*	As defined in Item 503(d) of Regulation S-K of the Securities Exchange Act of 1934.